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TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

SHAMROCK CAPITAL ADVISORS, INC.

SHAMROCK HOLDINGS OF CALIFORNIA, INC.

SHAMROCK HOLDINGS, INC.

STANLEY P. GOLD

DENNIS A. JOHNSON

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Shamrock Capital Advisors, Inc.

The Case for Change at Texas Industries, Inc.

(NYSE: TXI)

1

Purpose

Shamrock Activist Value Fund, L.P. is:

Nominating three candidates for election to the nine-member Texas Industries board of directors

Proposing three corporate governance shareholder proposals

We believe Texas Industries is substantially undervalued due to:

Operational underperformance

A history of over-promising and under-delivering

Inadequate management accountability

Poor shareholder communication

Poor governance policies and practices

Our nominees will seek to improve management accountability and implement appropriate corporate governance practices to improve operational performance and restore shareholder value

2

We believe TXI is undervalued because:

TXI has a history of underperformance

TXI operating margins and return on invested capital (ROIC) consistently lag peers

TXI stock has underperformed its peers over a 1-year, 3-year, 5-year and 10-year period

Poor shareholder communication

A pattern of over-promising and under-delivering and a lack of transparent shareholder communication in our view has reduced management credibility and may be a factor in TXI trading at a discount to its peers

Board and management interests are not sufficiently aligned with TXI’s shareholders

The board has unilaterally implemented three successive ten-year “poison pills” without communicating the need for a “poison pill” or seeking shareholder approval

The Company’s board nominees received very high “withhold” votes in the 2007 and 2008 director elections, which we believe is evidence of widespread stockholder discontent

We believe TXI’s compensation policies are flawed

3

Shamrock’s nominees will seek to:

Make operational improvements

Goal is to improve returns on invested capital (ROIC) and operating margins

Promote appropriate management oversight and accountability

Goal is to promote management accountability and appropriately link pay to performance

Review strategic alternatives

Our nominees will encourage the board to:

Perform a comprehensive strategic review

Carefully consider all capital allocation decisions

Promote corporate governance improvements

Annual elections for all directors

Majority voting standard in uncontested director elections

Require shareholder approval of any “poison pill”

Eliminate all supermajority shareholder voting provisions from certificate of incorporation and bylaws

Provide shareholders the right to call special meetings and act by written consent

Annual shareholder advisory vote on compensation

4

Southeastern Asset Management and Nassef Sawiris support our nominees and proposals

TXI shareholders representing 24.2% of the TXI outstanding shares have publicly announced they will vote “FOR” our nominees and governance proposals

Southeastern Asset Management, Inc., 9.3% shareholder, announced support on September 1

Nassef Sawiris, 14.9% shareholder, announced support on September 17

In his letter publicly expressing support, Nassef Sawiris stated “the SAVF director nominees and their three resolutions will be a catalyst for improving performance and governance at TXI and most importantly for increasing shareholder value”

5

Leading proxy advisory firms strongly support our nominees and proposals

RiskMetrics Group recommended on October 9 that shareholders vote “FOR” for the election of all of our director nominees and “FOR” our corporate governance shareholder proposals

“…on balance we conclude that the presence of the three dissident nominees on the TXI board would likely prove beneficial to shareholder value. The long-term financial and operational performance of the company, as well as the prevalence of several shareholder unfriendly governance provisions, establish the need for change.

Further, we believe the dissidents’ diverse skill sets will prove beneficial to the board.”

Proxy Governance, Inc. recommended on October 8 that shareholders vote “FOR” for the election of all of our director nominees and “FOR” our corporate governance shareholder proposals

“Because the dissidents have made a compelling argument tracing the company’s poor operating performance back to the board’s inability to address demonstrably weak strategic planning and ineffective oversight, as well as poor governance practices which have effectively shielded the incumbent board from accountability, we believe shareholders will be best served by electing the three dissident nominees.”

Note: Permission to reprint RiskMetrics Group and Proxy Governance comments was neither sought nor obtained.

6

TXI’s Record of Poor Performance

7

TXI’s stock has underperformed its peers over multiple periods

TXI Historical Stock Performance Summary as of 6/29/09 (1)

40% 31% 29% 30% 23% 20% 10% 6% 0% (10%) (20%) (30%) (21%) (30%) (40%) (39%) (50%) (43%)

1-YR TSR(2) 3-YR TSR 5-YR TSR 10-YR TSR

TXI (3) Peer Group(4)

(1) 6/29/09 was the date SAVF announced its intent to nominate three candidates to the TXI Board of Directors.

(2) TSR is total shareholder returns, cumulative and dividend adjusted, for periods ending 6/29/09.

(3) TXI returns assume that Chaparral Steel spin-off shares were sold after the spin-off for $18.40 per share and the proceeds were reinvested in TXI stock.

(4) Peer group (VMC, MLM, EXP) was used by TXI Compensation Committee in determining director compensation as per 2008 TXI proxy statement. Peer group returns calculated as market capitalization weighted index. 8 Source: Capital IQ as of 6/29/09.

TXI stock traded at a discount to its peers as of 6/29/09(1)

Price / EPS Price / Tangible Book Value

ROIC ROIC

Eagle Materials 4.0% Martin Marietta 8.1%

Materials

(2)	Martin Marietta(2)

Materials 8.1% Eagle Materials 4.0%

Current Texas Industries 2.0% Current Texas Industries 2.0%

Vulcan Materials NM 2.9% Vulcan Materials NM 2.9%

Martin Marietta 10.5% Martin Marietta 10.5%

Materials(3) Materials

Average Vulcan Materials 9.7% Average Eagle Materials 15.3%

Texas Industries 4.6% Texas Industries 4.6%

- Year Year

5	Eagle Materials 15.3% - Vulcan Materials NM 9.7%
5
0.0x	5.0x 10.0x 15.0x 20.0x 25.0x 30.0x 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x

TXI stock has historically traded at the lowest multiples in its peer group

(1) Source: Capital IQ as of 6/29/09, the date SAVF announced its intent to nominate three candidates to the TXI Board of Directors.

(2)	VMC had negative EPS and tangible book value as of 6/29/09.

(3)VMC 5-year average P/TBV was not meaningful (18.7x) as of 6/29/09.

TXI margins have been among the lowest in its industry

LTM EBIT Margins 5-Year Average EBIT Margins

Lafarge Titan Cement Buzzi Unicem Eagle Materials Titan Cement Cementos Portland Valderrivas Martin Marietta Materials Buzzi Unicem Holcim Holcim HeidelbergCement Lafarge CEMEX Martin Marietta Materials Cementos Portland Valderrivas Vulcan Materials Eagle Materials Italcementi Italcementi CEMEX

Vulcan Materials HeidelbergCement CRH Texas Industries Texas Industries CRH

Mitsubishi Materials Mitsubishi Materials

0% 5% 10% 15% 20% 0% 5% 10% 15% 20% 25%

We believe TXI’s low relative margins illustrate the need for better board oversight and management accountability

Source: Capital IQ for the quarter ended 8/31/09.

TXI’s return on invested capital has also been among the lowest in its industry

LTM Return on Invested Capital 5-Year Average Return on Invested Capital

Buzzi Unicem Eagle Materials Martin Marietta Materials Titan Cement Lafarge Buzzi Unicem Titan Cement Martin Marietta Materials CRH Vulcan Materials

Holcim Cementos Portland Valderrivas HeidelbergCement CRH

Italcementi Italcementi Eagle Materials CEMEX

CEMEX Holcim Cementos Portland Valderrivas HeidelbergCement Texas Industries Vulcan Materials Lafarge Texas Industries Mitsubishi Materials Mitsubishi Materials

0% 5% 10% 15% 20%

0% 2% 4% 6% 8% 10%

We believe the Company’s low relative ROIC demonstrates poor capital allocation decisions

Source: Capital IQ for the quarter ended 8/31/09. ROIC is net operating profit after taxes divided by average invested capital.

Lack of Effective Board Oversight

Better board oversight over capital allocation is required

$427 million spent on Oro Grande expansion (2005-2008)

+

$294 million spent on suspended Hunter expansion (2007-2009)(1)

+

$55 million of capitalized interest (2005-2009)

$0 in profit(2)

Board has authorized management to spend $776 million on expansion projects that have yielded no profit

(1)	TXI FY 2009 10-K.

(2) SAVF estimates. Hunter expansion has not been completed so no additional production has come on line. Oro

Grande plant is “not profitable” according to TXI CFO Ken Allen in the Company’s Q1’10 conference call.

Source: SEC filings, TXI earnings conference call transcripts.

TXI board and management misjudged the market

TXI misjudged declining cement demand in its markets and was slow to change course in response to the construction downturn

While competitors conserved capital to preserve balance sheet flexibility, TXI incurred substantial leverage and expended significant cash on ill-timed expansion projects, some of which are uncompleted and have been indefinitely suspended

TXI has been slow to right-size its cost structure to match demand

Delayed reaction to a severe market downturn demonstrates poor business management and a lack of effective management oversight

TXI has a history of over-promising and under-delivering

Management has repeatedly failed to achieve publicly-stated objectives:

Announced

Management

Issue Target Reality Underperformance

Oro Grande budget $350 million $427 million $77 million (22%)

Oro Grande EBIT $60 million $0 $60 million (100%)

Company EBIT

margins 20% 5.2% (LTM) $114 million (74%) (1)

Company EBITDA

potential $383 million $108 million $275 million (72%)

Source: TXI earnings conference call transcripts, SEC filings, and Capital IQ.

(1)SAVF calculation based on applying 20% margin to TXI revenue LTM as of quarter ended 8/31/09.

TXI has a history of over-promising and under-delivering

On the Oro Grande, California expansion

Management Claim: “In California, we are in the process of replacing 1.3 million tons of older, inefficient cement capacity with 2.3 million tons of highly efficient annual production…We expect the incremental EBIT to be at least $60 million or in terms of EBITDA, $75 million.” – Mel Brekhus (CEO), TXI Q3’08 Earnings Call (3/27/08)

Reality: “You will recall that we have said many times that we expect the new plant to have an incremental EBIT benefit of about $60 million annually, if market conditions remain stable. That benefit assumed that we would be able to sell roughly the full capacity of the plant at EBIT margins of around 30%. With the softer market in California, today’s increased energy costs, and the chance of lower cement prices and production, we believe it will take us longer to reach the EBIT benefit than we originally planned.” – Mel Brekhus (CEO), TXI Q4’08 Earnings Call (7/10/08)

Source: TXI earnings conference call transcripts.

TXI has a history of over-promising and under-delivering

On the Hunter, Texas expansion

Analyst Question: “And the second question was, obviously the risk here is with Texas slowing, you bring new capacity on stream in 12 months or 18 months time, there’s a risk that we could have a rerun of what’s happened here in California.” – Mike Betts, JP Morgan Analyst, TXI Q1’09 Earnings Call (9/25/08)

Management Claim: “The answer is that at current demand levels, Texas is consuming about 17.5 million tons of cement per year. It can produce about 12 million. We’re going to come on line with our 1.4 million and CEMEX is going to come on with another million. So that makes it about 14.5 million, which means that if demand is flat, we’re going to need to bring in 3 million tons of cement in the calendar year 2009.” – Mel Brekhus (CEO), TXI Q1’09 Earnings Call (9/25/08)

Reality: “Finally, we have recently decided to delay the expansion of our Central Texas cement plant beginning in our fourth quarter. We do not believe the market will require additional cement during the near term or afford us incremental earnings from that additional production…So whereas demand may have been 17 million tons last year, it is going to be more likely in the 13 to 14 million tons this year in Texas.” – Mel Brekhus (CEO), TXI Q2’09 Earnings Call (1/08/09)

Source: TXI earnings conference call transcripts.

TXI has a history of over-promising and under-delivering

On Margin Improvements

Management Claim: “…we had previously set a goal for something over 20% in terms of EBIT margins and with what’s happened, particularly in energy price spikes and softness out in California, we haven’t changed our goal at all. When you look at overall margins and EBIT for cement businesses and for aggregate businesses and ready mix businesses and you put them together, our long-term -- not even our long-term goal but just our goal of reaching an EBIT margin of something greater than 20% still fits.” – Richard Fowler (Fmr. CFO), TXI Q4’08 Earnings Call (07/10/08)

Reality: TXI’s EBIT margins have remained well below 20% since this goal was reiterated

FY 2006 FY 2007 FY 2008 FY 2009 Q1’10

TXI EBIT Margin 9.4% 13.5% 9.6% 4.9% 7.5%

Source: TXI earnings conference call transcripts and Capital IQ.

Pay not proportionate to performance – TXI should improve its compensation practices



TXI Top 5 Officers Total Cash Compensation ($ in millions) (1)
$7
$6
$5
$4
$3
$2
$1
$0
2003 - 2008 CAGR: +25%
$1.7
$1.2
$0.5
$2.7
$1.6
$1.1
$2.7
$1.9
$0.9
$3.8
$2.4
$1.4
$5.7
$3.3
$2.4
$5.2
$3.0
$2.2
$1.8
$1.2
$0.6
FY 2003
FY 2004
FY 2005
FY 2006
FY 2007
FY 2008
FY 2009
CEO
Officers ex. CEO



TXI Historical Stock Performance Summary as of 6/29/09 (3)
40%
30%
20%
10%
0%
(10%)
(20%)
(30%)
(40%)
(50%)
(43%)
(21%)
(39%)
(30%)
6%
29%
23%
31%
1-YR TSR
3-YR TSR
5-YR TSR
10-YR TSR
TXI
Peer Group

- From 2003 to 2008, the company's average ROIC was 3.9%(2), significantly below its current cost of capital
- Over the same time period, management's annual cash compensation grew at a CAGR of 25%
- TXI should improve its compensation policies to better align pay with performance
- Short-term and long-term cash incentives are based on return on equity (ROE) targets
  - Using ROE may reward management for inappropriately increasing financial leverage without necessarily improving operating performance
  - TXI's ROE objectives are set relative to the total U.S. manufacturing industry, not the construction materials industry, so in our view they are not an appropriate measure of how TXI performs against relevant peers

(1) Total cash compensation equals sum of salary, bonus and LTIP payout. Top 5 officers as per TXI proxy filings in each fiscal year.

(2) ROIC as per Capital IQ.

(3) See p.7 for explanation of return calculations and sources.

19

TXI’s compensation policies are flawed

Current practice

TXI uses ROE in setting cash incentives

Calculation methodology for calculating cash incentives is not transparently defined

Annual bonus cash incentive payments are uncapped

Equity incentives have time-based vesting

No holding period required for equity incentives post-vesting

No clawback

Recommended practice

Other metrics should be used, such as ROIC, given the capital intensive nature of the business

Disclosure should clearly define required performance vs. selected metric and payout levels at threshold, target and maximum payouts

Annual bonus potential should be capped to ensure proper risk vs. reward balance

Equity incentives should be performance based with vesting tied to appropriate multi-year performance goals

Should require holding a meaningful portion of equity incentives for 2 to 3 years post vesting

Clawback should be implemented to recapture incentive awards which were improperly awarded due to executive misconduct or fraud

TXI’s Record of Poor Shareholder Communication

TXI’s communication with the Street shows contempt for shareholders

Meryl Witmer (Eagle Capital Partners): “And then just on the request by a 15% shareholder for a Board seat and also his request to increase his share holdings…I’m just curious about your rationale for not offering him a Board seat. I think you owe us more of an explanation than one sentence in an 8-K.”

Mel Brekhus (CEO): “No, Meryl, I disagree. And our statement in our 8-K speaks for itself.”

Meryl Witmer: “What do you disagree with? That you owe us more of a statement?”

Mel Brekhus: “That’s correct.”

Meryl Witmer: “That it’s just not in the interest of shareholders, but no rational logical explanation about that?” – Meryl Witmer, Eagle Capital Partners

Mel Brekhus: “You have the explanation in front of you, maybe, if you don’t, we can send you the 8-K. But that’s the only comment I’m going to make about that on this teleconference call.”

– TXI Q1’09 Earnings Call (9/25/08)

The “explanation in front of” shareholders?

“In response to the request of Mr. Nassef Sawiris disclosed in the Schedule 13D/A filed by NNS Holding with the Securities and Exchange Commission on September 15, 2008, Texas Industries, Inc. has communicated to him that its Board of Directors has considered his request and does not believe it to be in the best long-term interest of all shareholders.” – TXI Form 8-K (9/25/08)

Source: SEC filings, TXI earnings conference call transcripts. Emphasis added.

Is the board listening to the shareholders?

% Votes withheld(1)

Proxy Year Mel G. Brekhus David S. Coats Thomas R. Ransdell Robert D. Rogers

2008 Not up for election 49% 49% Not up for election

2007

24%

Not up for election

Not up for election

25%

The board has never explained or responded to high withhold votes at the 2007 and 2008 annual meetings

(1) Eugenio R. Clariond is not shown as he was appointed without a shareholder vote on January 15, 2009, after the 2008 annual meeting, to replace Robert Alpert, a Company-nominated incumbent who was scheduled to retire at the 2008 Annual Meeting after 33 years on the board.

Poor communication regarding TXI director elections

In the 2008 director election, the board circumvented the normal shareholder election process by not including on its slate a director nominee to replace an incumbent director who the board publicly announced in its proxy statement for the 2008 Annual was retiring. Instead, the board waited until months after the 2008 director election to handpick a former TXI director as the replacement director without a shareholder vote

TXI has never addressed or explained:

The high withhold votes from the 2007 and 2008 director elections

Why the board circumvented the normal director election process by not including Eugenio Clariond on its slate for the 2008 Annual Meeting

Is the board of directors dominated by Robert Rogers?

Robert D. Rogers has been a director of TXI for 40 years, following his father who was a director for 46 years

Almost all of TXI’s current directors have outside relationships with Mr. Rogers that are unrelated to TXI

At a recent meeting with Shamrock representatives, Mr. Rogers acted as if he called all the shots at TXI:

He suggested that even if our nominees are elected to the board, the holdover incumbent directors would not cooperate with them and would instead seek to isolate and marginalize them

When asked why the Governance Committee refused to meet with us or any of our nominees, Mr. Rogers suggested (despite not even being a member of the Governance Committee) there was no point because our nominees lacked independence – apparently because they were nominated by a shareholder, and were not selected by Mr. Rogers or his fellow incumbent directors

Shamrock Nominees (Election of Directors - Proposal 1)

Shamrock’s nominees are qualified to address key concerns

Our highly qualified nominees collectively have extensive experience in (i) finance and capital markets (including capital allocation matters), (ii) cement operations and (iii) corporate governance matters — all areas in which we believe Texas Industries needs substantial improvement

Marjorie L. Bowen is a former Managing Director of Houlihan Lokey Howard & Zukin

Dennis A. Johnson, CFA is portfolio manager of the Shamrock Activist Value Fund and a member of the Securities and Exchange Commission Investor Advisory Committee

Gary L. Pechota is President and CEO of DT-Trak Consulting, Inc. and former President and CEO of Giant Cement Holding, Inc

Detailed information regarding the background and qualifications of our three nominees is in Annex A of this presentation

Shamrock’s nominees will seek to:

Make operational improvements

Our nominees will seek improvements to returns on invested capital (ROIC) and operating margins

Promote appropriate management oversight and accountability

Our nominees will call for strict management accountability and appropriate linkage of management pay to performance

Review strategic alternatives

Our nominees will encourage the board to:

Perform a comprehensive strategic review

Carefully consider all capital allocation decisions

Recommend corporate governance improvements

Annual elections for all directors

Majority voting standard in uncontested director elections

Require shareholder approval of any “poison pill”

Eliminate all supermajority shareholder voting provisions from certificate of incorporation and bylaws

Provide shareholders the right to call special meetings and act by written consent

Annual shareholder advisory vote on compensation

Shamrock Shareholder Proposals(1)

(1)	The full text of the three Shamrock proposals is in Annex B of this presentation.

TXI has a number of shareholder-unfriendly corporate governance policies

Current policy

SAVF Recommendation

Classified board

Plurality voting in director elections

“Poison pills” implemented by board without shareholder approval

Supermajority shareholder voting standards

Shareholders cannot call a special meeting or act by written consent

No shareholder “say on pay”

Annual elections for all directors

Majority vote in all uncontested director elections

“Poison pills” submitted to shareholders for approval

Simple majority voting on all shareholder matters

Shareholders should have the right to call special meetings and act by written consent

Annual shareholder advisory vote on compensation

Our three shareholder proposals allow shareholders to tell the board they want corporate governance improvements

TXI should make appropriate corporate governance improvements

Our three proposals request that the board of directors:

Declassify the board and require all directors to be accountable to the shareholders annually by standing for election every year (Proposal 3 - Board Declassification Resolution)

Institute majority voting in uncontested director elections and require that any incumbent who does not receive a majority of the votes cast on his or her election resign from the board, effective immediately (Proposal 4 - Majority Voting Resolution)

Obtain shareholder approval of all “poison pill” rights plans (Proposal 5 - Shareholder Vote on Poison Pills Resolution)

We believe the financial performance of Texas Industries is impacted by its corporate governance policies and the level of accountability of the board of directors and management to its shareholders

TXI’s opposition to our three proposals demonstrates the incumbent board endorses poor corporate governance policies.

Whose interests are they protecting?

Board Declassification Resolution (Proposal 3)

Board Declassification Resolution (Proposal 3)

TXI’s classified board currently provides directors with three-year terms, meaning an individual director is only accountable to shareholders every third year

We believe the right to hold directors accountable through annual elections is a fundamental shareholder right and a touchstone of corporate democracy

Directors should stand on their individual records each and every year

TXI shareholders cannot act by written consent, cannot call shareholder meetings, and cannot remove directors without cause. Therefore, director elections are the only way shareholders can hold TXI directors accountable

Shamrock’s three nominees have agreed that if they are elected to the board of directors, they will forego the second and third years of their unexpired terms and voluntarily stand for election at the 2010 Annual Meeting of Shareholders, if the board of directors is declassified and all other incumbent directors also commit to annual director elections commencing with the 2010 Annual Meeting

Majority Voting Resolution (Proposal 4)

Majority Voting Resolution (Proposal 4)

We believe plurality voting in the election of directors is a fundamentally flawed system, does not promote true corporate democracy, and allows unpopular incumbents who receive even one vote to be re-elected

TXI’s plurality voting standard ensures that TXI’s nominees are automatically elected to the board in any uncontested election, regardless of performance

By contrast, a majority voting standard in uncontested elections means a candidate cannot be elected or remain in office unless the holders of a majority of the votes cast believe the nominee has done (or in the case of a new nominee, will do) a good job representing the shareholders’ interests

Majority voting, coupled with a requirement that incumbents who do not get a majority vote must resign effective immediately, is an important corporate governance feature that promotes director accountability

We also believe that majority voting in uncontested elections augments the director accountability we believe would result if Texas Industries’ board were declassified and annual director elections were implemented, as requested in our Board Declassification Resolution (Proposal 3)

Shareholder Vote on Poison Pills Resolution (Proposal 5)

Shareholder Vote on Poison Pills Resolution (Proposal 5)

TXI’s board has adopted three successive 10-year shareholder rights plans (“poison pills”) without shareholder approval:

first poison pill unilaterally adopted in 1986

second poison pill unilaterally adopted in 1996

third poison pill unilaterally adopted on October 17, 2006

We believe the shareholders should have the right to decide whether a poison pill benefits them

We believe poison pills should not be adopted or maintained without shareholder approval, except in rare circumstances

Statutory protections (such as Section 203 of the Delaware General Corporation Law, which TXI has not opted out of) already provide significant protections from hostile advances

No Vote = No Transparency. Because the board unilaterally adopted each of these poison pills, it did not clearly and transparently explain to shareholders the necessity of a poison pill or how it enhances shareholder value

37

Shareholder Vote on Poison Pills Resolution (Proposal 5)

TXI’s board has adopted three successive 10-year shareholder rights plans (“poison pills”) without shareholder approval:

first poison pill unilaterally adopted in 1986

second poison pill unilaterally adopted in 1996

third poison pill unilaterally adopted on October 17, 2006

We believe the shareholders should have the right to decide whether a poison pill benefits them

We believe poison pills should not be adopted or maintained without shareholder approval, except in rare circumstances

Statutory protections (such as Section 203 of the Delaware General Corporation Law, which TXI has not opted out of) already provide significant protections from hostile advances

No Vote = No Transparency. Because the board unilaterally adopted each of these poison pills, it did not clearly and transparently explain to shareholders the necessity of a poison pill or how it enhances shareholder value

Annexes and Additional Information

Annex A

Shamrock’s Nominees (page 1 of 3)

Marjorie L. Bowen: Ms. Bowen worked at Houlihan Lokey Howard & Zukin from May 1989 until January 2008, where she was a Managing Director, the National Director of the firm’s fairness opinion practice, and was one of five members of the firm’s Financial Advisory Services Committee, which is responsible for managing the firm’s Financial Advisory Services practice. During her tenure at Houlihan Lokey, Ms. Bowen advised corporations, directors and other fiduciaries on a broad range of corporate finance transactions and other matters, including, among other things, evaluating strategic alternatives, strategies for maximizing shareholder value, debt and equity reorganizations, asset sales, financings, corporate governance matters, and mergers and acquisitions transactions. Since July 2009, Ms. Bowen has served as an independent director for Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for original equipment manufacturers, distributors, contractors and home centers in North America and Western Europe. Since October 2008, Ms. Bowen has served as an independent director for Vertis, Inc., a provider of targeted print advertising and direct marketing solutions to retail and consumer services companies. Since April 2008, Ms. Bowen has served as an independent director and the Chair of the Audit Committee of Global Aviation Holdings, Inc., the parent company of World Airways, Inc. and North American Airlines, Inc., both U.S.- certificated air carriers providing transportation services for the U.S. military, major international passenger and cargo carriers, international freight forwarders and international leisure tour operators. Ms. Bowen graduated with a B.A., cum laude, from Colgate University in 1987, and obtained her M.B.A, with a concentration in finance, from the University of Chicago in 1989.

Shamrock’s Nominees (page 2 of 3)

Dennis A. Johnson, CFA: Since July 2008, Mr. Johnson has served as a Managing Director of Shamrock Capital Advisors, Inc. (“SCA”), the investment advisor for the Shamrock Activist Value Fund, a Vice President of Shamrock Partners Activist Value Fund, L.L.C., and the portfolio manager of the Shamrock Activist Value Fund, where he has primary responsibility for portfolio investment decisions for the Shamrock Activist Value Fund. Prior to joining SCA, Mr. Johnson was the Senior Portfolio Manager in charge of all global corporate governance activities for the California Public Employees’ Retirement System (CalPERS) from September 2005 until July 2008. Prior to joining CalPERS, Mr. Johnson was a Managing Director of Citigroup Global Markets, Inc. from April 1994 until May 2005. Mr. Johnson served as the Chair of the Board of Directors of the Council of Institutional Investors from April 2008 until July 2008. Mr. Johnson was a member of the Board of Directors for the National Association of Corporate Directors (NACD), Northern California Chapter, from September 2006 to July 2008, and was a member of NACD’s “Blue Ribbon Commission” on Board of Directors and Shareholder Communications. Mr. Johnson also has testified before the U.S. Congress on various investor and corporate governance subjects. Mr. Johnson currently is a member of the SEC Investor Advisory Committee and is a member of the Board of Directors of Mattel Children’s Hospital at UCLA. Mr. Johnson received his B.A. in Economics from the Virginia Military Institute in 1981, his M.S. in Finance from the Virginia Commonwealth University in 1985, and is a Chartered Financial Analyst (CFA) Charterholder.

Shamrock’s Nominees (page 3 of 3)

Gary L. Pechota: Since December 2007, Mr. Pechota has served as President and CEO of DT-Trak Consulting, Inc., a medical coding, billing and data entry services company. From May 2005 until December 2007, Mr. Pechota was a private investor. Mr. Pechota was the Chief of Staff of the National Indian Gaming Commission from August 2003 until April 2005, responsible for, among other things, coordinating the activities of the Administrative, Audit, Enforcement and Management Contract Divisions of the Commission and presenting their views to the Chairman of the Commission. Mr. Pechota served as President of Giant Group Ltd.’s cement operations (Keystone Cement Company from May 1992 until September 1994 and Giant Cement Company from January 1993 until September 1994). Mr. Pechota joined Giant Group Ltd.’s cement operations in mid-1992 as its cement operations were approaching insolvency, successfully led the restructuring of its cement operations, and completed a $140 million IPO of its cement operations in September 1994. Mr. Pechota served as the Chairman of Giant Cement Holding, Inc. from September 1994 until November 1999, and served as its President and CEO from September 1994 until December 2001. In 1999, Forbes magazine recognized Giant Cement Holding, Inc. as one of Forbes’ Best Small Companies, based on its most recent annual and five year financial performance, including sales and profit growth, return on equity and stock performance. In 1999, Mr. Pechota planned and executed the sale of Giant Cement Holding, Inc. to Cementos Portland for $343 million. Mr. Pechota also was the President and CEO of Dacotah Cement from January 1983 until May 1992, the Vice President of Finance for Madera Pacific, Inc. from April 1981 until January 1983, and was an Audit Supervisor with the Ernst and Whinney accounting firm from May 1975 until April 1981. Mr. Pechota is a former Chairman and member of the Finance Committee of the Portland Cement Association, currently serves as a director and the member of the Audit Committee of Insteel Industries, Inc. (Nasdaq: IIIN), one of the largest manufacturers of steel wire reinforcing products for concrete construction applications, and is a director and a member of the Audit Committee of Black Hills Corporation (NYSE: BKH), an energy company operating in utilities and non-regulated energy. Mr. Pechota was formerly a member of the Compensation Committee of Black Hills Corp. from May 2007 until May 2009. Mr. Pechota received his B.S. in Business and Social Science from Black Hills State University in 1971, received his M.B.A. with an emphasis in Business-Finance from the Stanford University Graduate School of Business in 1974, and is a Certified Public Accountant (currently inactive).

Annex B

Text of Shamrock’s Proposals (page 1 of 2)

The Board Declassification Resolution (Proposal 3):

“RESOLVED, that the shareholders of Texas Industries, Inc. (the “Company”) hereby request that the Board of Directors take all necessary actions to amend the Company’s bylaws to declassify the Board of Directors and promptly institute annual elections of all directors.”

The Majority Voting Resolution (Proposal 4):

“RESOLVED, that the shareholders of the Company hereby request that the Board of Directors amend the Company’s bylaws and take all other necessary steps to provide that, in each uncontested election for the Board of Directors, each director shall be elected by a majority of the votes cast with respect to that director, and further that any incumbent director who fails to receive such a majority vote in favor of their re-election in an uncontested election shall be required to resign from the Board of Directors, effective immediately. A ‘contested election’ for these purposes means any election of directors in which the number of candidates standing for election exceeds the number of seats on the Board of Directors to be filled through the election.”

Text of Shamrock’s Proposals (page 2 of 2)

The Shareholder Vote on Poison Pills Resolution (Proposal 5):

“RESOLVED, that the shareholders of the Company hereby request that the Board of Directors take all necessary action (a) to submit the Company’s rights agreement (the “Rights Agreement”), dated as of November 1, 2006, between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), to a vote of the Company’s shareholders no later than the 2010 Annual Meeting of Shareholders and, (b) if the holders of at least a majority of the outstanding voting stock do not affirmatively vote to ratify the Rights Agreement at such meeting, to promptly redeem all outstanding preferred stock purchase rights issued under the Rights Agreement and terminate the Rights Agreement, and not thereafter adopt or extend any rights agreement or similar plan unless such adoption or extension is approved by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company within no more than twelve months after the date of such adoption or extension.”

Annex C

About Shamrock Capital Advisors, Inc.

Shamrock Capital Advisors, Inc. (“SCA”) is the manager of Shamrock Activist Value Fund, L.P. and its parallel fund, Shamrock Activist Value Fund IV, L.P., (collectively the “Shamrock Activist Value Fund”, or “SAVF”). SCA is a subsidiary of Shamrock Holdings, Inc.

SCA manages funds with 5 distinct strategies with total capital under management of $1.5 billion

The Shamrock Activist Value Fund holds 2.8 million shares of TXI, representing approximately 10.2% of the outstanding TXI common stock

The Shamrock Activist Value Fund combines a deep value focus with shareholder activism

The Shamrock Activist Value Fund has $810 million in committed capital from major public pension funds and the Roy E. Disney family

Annex D

We believe in TXI’s long-term potential

We believe this is not the right time to sell, but it is time to end the status quo at TXI

Most industry participants are currently focused on deleveraging and divesting assets

TXI continues to experience a depressed level of earnings

We believe TXI’s stock is trading at a large discount to the estimated replacement value of its assets (103% - 138%)

We believe TXI’s stock is trading at an even larger discount to its strategic value based on normalized earnings potential (120% - 187%)

To restore value to TXI shares, we believe TXI must achieve its earnings potential. To do this:

TXI management needs to be held accountable for its unsatisfactory performance

The TXI board must engage in proactive oversight

Our three nominees, who possess the necessary skills, judgment, independence and energy, should be elected to the board

We do not believe that this management under the current board can return TXI to normalized industry levels of profitability

We seek to improve operational performance, management accountability and corporate governance practices in order to maximize shareholder value

TXI's stock trades at less than half of what we believe to be the replacement cost of its assets…

TXI Replacement Cost Analysis

($ and metric tons in millions)

	Low	High
Cement Capacity (tons)	7.2	7.2
Replacement Cost Per Unit of Capacity ($/ton)(1)	$275	$330
Replacement Cost of TXI Cement Capacity	$1,970.9	$2,365.0
Aggregate Reserves (tons)(2)	816.0	816.0
Replacement Cost Per Unit of Reserves ($/ton)(3)	$0.9	$0.9
Replacement Cost of TXI Aggregate Reserves	$719.6	$719.6
# of Ready-Mix Concrete Plants	61	61
Replacement Cost Per RMC Plant(3)	$3.0	$3.0
Replacement Cost of TXI Cement Capacity	$183.0	$183.0
TXI Replacement Cost	$2,873.5	$3,267.6
Net Debt including unamortized discount(4)	(577.1)	(577.1)
Total TXI Net Replacement Cost	$2,296.4	$2,690.5
Diluted Shares Outstanding	28.7	28.7
Total TXI Net Replacement Cost Per Share	**$80.14**	**$93.80**
Share Price as of 10/02/09	$39.41	$39.41
Premium to Current Price	***103.3%***	***138.0%***

(1) $275/ton cement replacement cost estimate from J.P. Morgan Building Materials report (4/22/09), p.287. $330/ton cement replacement cost estimate from Longbow Research Construction Materials report (8/4/08), p. 6.

(2) Aggregate reserves includes 40 million cubic yards of expanded shale and clay, with estimated density of 0.49 metric tons/cubic yard based on estimates from the Expanded Shale, Clay and Slate Institute.

(3) Aggregate and ready-mix concrete replacement cost estimates from Longbow Research Construction Materials report (8/4/08), p. 6.

(4) Net debt includes $50 million to complete the Hunter expansion, based on estimated $40-60 million of deferred expenditures as per TXI 2009 10-K, p. 20.

50

…and a steep discount to what we believe to be its strategic value based on its normalized earnings power

TXI Strategic Value Analysis

($ in millions, except per share values)

Low High

Exit Multiple(1) 8.0x 10.0x

EBITDA Potential Per TXI Management(2) $383.0 $383.0

Total Enterprise Value $3,064.0 $3,830.0

Less: Net Debt incl. unamortized discount(3) (577.1) (577.1)

Equity Value $2,486.9 $3,252.9

Diluted Shares Outstanding 28.6 28.8

Value Per Share $86.85 $112.97

Share Price as of 10/02/09 $39.41 $39.41

Premium to Current Price 120.4% 186.6%

(1) Based on industry precedent transactions during past 10 years.

(2) TXI management Investor Presentation as of 10/1/09.

(3) Net debt includes $50 million to complete the Hunter expansion, based on estimated $40-60 million of deferred expenditures as per TXI 2009 10-K, p. 20.

The Shamrock Activist Value Fund, L.P. has filed its definitive proxy materials for the 2009 Annual Meeting of Texas Industries Shareholders with the Securities and Exchange Commission (the “SEC”). Copies of all proxy materials Shamrock Activist Value Fund, L.P. files with the SEC are available without charge at the SEC’s website at www.sec.gov and its definitive proxy materials also may be obtained without charge at http://www.shamrock-txiproxy.com.

Information regarding why Shamrock Activist Value Fund, L.P. believes Texas Industries shareholders should vote the WHITE proxy card “FOR” its three director nominees and “FOR” its three shareholder proposals is contained in Shamrock Activist Value Fund, L.P.’s definitive proxy statement.

Shamrock Activist Value Fund, L.P. urges you to vote the WHITE proxy card “FOR” its three highly-qualified nominees and “FOR” its three shareholder resolutions. Please discard and do not return any proxy card that may be sent to you by or on behalf of Texas Industries. If you have already voted a proxy card solicited by Texas Industries, you have every right to change your vote by voting using the WHITE proxy card.

Shareholders who need assistance voting their shares may contact MacKenzie Partners, Inc., Shamrock Activist Value Fund, L.P.’s proxy solicitor by calling (800) 322-2885 or e-mailing to savf-txi@mackenziepartners.com.